INITIAL GRANT

	ENDOREX CORP.
	NOTICE OF GRANT OF NON-EMPLOYEE DIRECTOR
	AUTOMATIC STOCK OPTION


		Notice is hereby given of the following option grant (the "Option")
to purchase shares of the Common Stock of Endorex Corp. (the "Corporation"):

		Optionee:
		Grant Date:
		Exercise Price:
		Number of Option Shares:
		Expiration Date:
		Type of Option:
		Date Exercisable:

		Vesting Schedule:  The Option Shares shall initially be unvested
		and subject to repurchase by the Corporation at the Exercise Price
		paid per share.  Optionee shall acquire a vested interest in, and
		the Corporation's repurchase right shall accordingly lapse with
		respect to, (i) 30,000 Option Shares in a series of two (2)
		successive annual installments upon Optionee's completion of each
		year of service as a member of the Corporation's Board of Directors
		(the "Board") over the two (2)-year period measured from the Grant
		Date and (ii) the remaining 12,000 Option Shares in a series of
		eight (8) successive equal quarterly installments on the last day
		of each calendar quarter over the two (2)-year period measured from
		the option grant date, provided Optionee has attended the regular
		Board meeting held during such quarter as a Board member.  In no
		event shall any additional Option Shares vest after Optionee's
		cessation of Board service.

		Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the automatic option grant program under the Endorex Corp. Amended and Restated 1995 Omnibus Incentive Plan (the
"Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Automatic Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.



		REPURCHASE RIGHT. OPTIONEE HEREBY AGREES THAT ALL UNVESTED OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL NOT BE TRANSFERABLE AND SHALL BE SUBJECT TO REPURCHASE BY THE CORPORATION, AT THE EXERCISE PRICE PAID
PER SHARE, UPON OPTIONEE'S TERMINATION OF SERVICE AS A MEMBER OF THE BOARD
PRIOR TO VESTING IN THOSE SHARES. THE TERMS AND CONDITIONS OF SUCH REPURCHASE RIGHT SHALL BE SPECIFIED IN A STOCK PURCHASE AGREEMENT, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, EXECUTED BY OPTIONEE AT THE TIME OF THE OPTION EXERCISE.

		No Impairment of Rights.  Nothing in this Notice or in the attached
Automatic Stock Option Agreement or the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation or the Corporation's stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

		Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Automatic Stock
Option Agreement.

DATED:


						ENDOREX CORP.


						By:

						Title:




									OPTIONEE

						Address:




ATTACHMENTS
Exhibit A - Automatic Stock Option Agreement (See Exhibit 99.8 to this
                                              Registration Statement on
                                              Form S-8)